Exhibit 99.1

Filing Subsidiaries

No.	Entity Name	State of Incorporation

1.	23andMe Holding Co.	Delaware

2.	23andMe, Inc.	Delaware

3.	Lemonaid Health, Inc.	Delaware

4.	23andMe Pharmacy Holdings, Inc.	Delaware

5.	Lemonaid Pharmacy Holdings Inc.	Delaware

6.	Lemonaid Community Pharmacy, Inc.	Missouri

7.	LPharm INS LLC	Delaware

8.	LPharm CS LLC	Delaware

9.	LPharm RX LLC	Delaware

10.	LPRXOne LLC	Missouri

11.	LPRXTwo LLC	Missouri

12.	LPRXThree LLC	Missouri